Exhibit 99.1
News Release

Contacts:	Media:	Investor Relations:
	David Bruce	Bob Brunn
	(305) 500-4999	(305) 500-4053
RYDER REPORTS FOURTH QUARTER 2007 RESULTS AND
PROVIDES 2008 FORECAST
•	Fourth Quarter GAAP EPS of $1.24, Includes $0.06 Tax Benefit

•	Comparable EPS of $1.18 Increases 9%

•	Fourth Quarter Total Revenue Up 5%; Operating Revenue Grows 4%

•	2008 EPS Forecast to Increase 7% to 10% Over Comparable 2007 Levels
     MIAMI, February 1, 2008 – Ryder System, Inc. (NYSE: R), a global leader in transportation and supply chain management solutions, today reported earnings per diluted share (EPS) were $1.24 for the three-month period ended December 31, 2007, up 15% from EPS of $1.08 in the year-earlier period. Net earnings for the fourth quarter were $71.9 million, up 9% from $65.8 million in the year-earlier period. EPS and net earnings in the current period included a benefit of $0.06 and $3.6 million, respectively, related primarily to changes in Canadian income tax laws. Excluding the benefit, EPS for the fourth quarter were up 9% to $1.18 and net earnings were up 4% to $68.3 million. EPS growth exceeded earnings growth due to a decrease in the average number of shares outstanding, reflecting the impact of share repurchases. Improved contractual business performance as well as lower operating costs more than offset lower volumes in the Company’s commercial rental business related to soft marketplace demand. All business segments reported improved revenue and earnings results.
     Total revenue for the fourth quarter of 2007 was $1.67 billion, up 5% from $1.59 billion in the comparable period last year. Operating revenue (revenue excluding fuel and subcontracted transportation) was $1.19 billion, up 4% compared with $1.15 billion in the year-earlier period. Both total and operating revenue benefited from favorable foreign exchange rates related to international operations. Fleet Management Solutions (FMS) business segment total revenue increased 8%, due to higher fuel services revenue, as well as contract revenue growth of 7%, which offset a decline in commercial rental revenue for the quarter. Supply Chain Solutions (SCS) business segment total revenue grew 1%, while operating revenue grew 5%. Dedicated Contract Carriage (DCC) business segment total revenue increased 3%, due to the pass through of higher fuel costs.

     “We’re pleased that we were able to deliver earnings growth in a challenging transportation industry environment in 2007. Our financial performance through these tough conditions reflects the significant improvements we’ve made to our business mix, processes and business controls since the last market downturn,” said Ryder Chairman and Chief Executive Officer Greg Swienton. “We increased both earnings and contractual revenue in 2007, while at the same time taking the necessary steps to position the size and mix of the transactional rental fleet to meet the market demand we anticipate in the coming year.”
Full-Year 2007 Operating Results
     Total revenue for the full-year 2007 was $6.57 billion, up 4% from $6.31 billion in the comparable period of 2006. Operating revenue of $4.64 billion was also up 4% from $4.45 billion in the same period of 2006. Ryder’s full-year 2007 net earnings were $253.9 million compared with $249.0 million in the year-earlier period. EPS were $4.24 for 2007, up 5% compared with $4.04 for the same period of 2006. EPS included a $0.06 income tax benefit related primarily to a change in Canada income tax laws in 2007 and an $0.11 income tax benefit related to a change in Texas and Canada income tax laws in 2006. EPS also included a net charge of $0.03 for restructuring costs partially offset by a gain on sale of property in the third quarter of 2007 and a $0.06 pension accounting charge related to the accounting for prior service costs in 2006. Full-year 2007 comparable net earnings were $251.9 million, up 2% from $245.9 million in 2006. Full-year 2007 comparable EPS of $4.21 were up 6% from $3.99 in 2006.
Fourth Quarter Business Segment Operating Results
     Ryder’s primary measurement of business segment financial performance, Net Before Tax (NBT), allocates Central Support Services to each business segment and excludes restructuring and other items.
Fleet Management Solutions
     Ryder’s Fleet Management Solutions (FMS) business segment combines several capabilities into a comprehensive package that provides one-stop outsourcing of the acquisition, maintenance, management, and disposal of vehicles. Ryder’s commercial rental service offers customers a method to expand their fleets in order to address short-term capacity needs.
     In the FMS business segment, total revenue in the fourth quarter of 2007 was $1.09 billion, up 8% compared with the year-earlier period. Fuel services revenue for the fourth quarter of 2007 increased 21% compared with the same period in 2006, due to higher fuel prices partially offset by reduced volume from lower miles driven within the commercial rental offering. Operating revenue (revenue excluding fuel) in the fourth quarter of 2007 was $764.8 million, up 3% compared with $741.3 million in the year-earlier period. Both FMS total revenue and operating revenue included a favorable foreign exchange impact of 2%. Full service lease revenue for the fourth quarter of 2007 was up 7% from the year-earlier period reflecting growth primarily in the North American market. In the quarter, contract maintenance revenue increased 10% due to new sales activity. Commercial rental revenue decreased 7% compared with the year-earlier period, due to weak U.S. market demand. As a result of the Company’s actions to align the fleet size and mix with market demand, U.S. rental fleet utilization in the fourth quarter of 2007 improved over the prior-year period for the first time in the year.
     The FMS business segment’s NBT increased to $102.3 million in the fourth quarter of 2007, up 8% compared with $94.5 million in the same period of 2006. This increase was related primarily to improved contractual business performance and from lower expenses related to pension, safety and insurance, and sales and marketing. Depreciation expense, although higher, benefited from a previously announced annual depreciation policy change. These results were partially offset by a decline in U.S. commercial rental results, as the Company reduced its fleet size by 12% in response to weak U.S. market demand. Commercial rental results were also impacted, to a lesser extent, by reduced pricing. In addition, used vehicle sales results were negatively impacted by wholesaling activity undertaken to reduce higher used truck inventories. Interest expense also increased in the quarter due primarily to stock repurchases. Business segment NBT as a percentage of operating revenue was 13.4% in the fourth quarter of 2007, up 60 basis points compared with 12.8% in the same quarter a year ago.
Supply Chain Solutions
     Ryder’s Supply Chain Solutions (SCS) business segment enables customers to improve shareholder value and their customers’ satisfaction by enhancing supply chain performance and reducing costs. The solutions involve management of the logistics pipeline as a synchronized, integrated process – from raw material supply to finished goods distribution. By improving business processes and employing new technologies, the flow of goods and cash is made faster and consumes less capital.
     In the SCS business segment, fourth quarter 2007 total revenue was $545.8 million, up 1% from $543.1 million in the comparable period of 2006. Revenue grew primarily due to the favorable impact of foreign exchange rates, as well as new and expanded business. Growth was partially offset by net reporting of customer business previously presented on a gross basis, a previously announced automotive plant closure, and reduced business activity with certain high-tech customers. Operating revenue (revenue excluding subcontracted transportation) was $337.2 million, up 5% from $320.1 million in the comparable period a year ago. SCS total revenue and operating revenue included a favorable foreign exchange impact of 4% and 3%, respectively.
     The SCS business segment’s NBT was $18.9 million in the fourth quarter of 2007, up 11% from $17.0 million in the same quarter of 2006. Business segment earnings benefited from improved international results, lower safety and insurance costs, and lower incentive-based compensation. These items were partially offset by the impact of lower revenue within the high-tech customer base. Business segment NBT as a percentage of operating revenue was 5.6% in the fourth quarter of 2007, up 30 basis points compared with 5.3% in the same quarter of 2006.
Dedicated Contract Carriage
     Ryder’s Dedicated Contract Carriage (DCC) business segment provides customers with vehicles, drivers, management, and administrative support, with the assets committed to a specific customer for a contractual term. DCC supports customers with both basic and sophisticated logistics and transportation needs including routing and scheduling, specialized driver services, and logistical engineering support.
     In the DCC business segment, fourth quarter 2007 total revenue was $144.3 million, up 3% compared with $140.2 million in the fourth quarter of 2006. Operating revenue (revenue excluding subcontracted transportation) in the fourth quarter of 2007 was $140.3 million, up 3% compared with $135.6 million in the year-earlier period. Revenue increased due primarily to the pass through of higher fuel costs.
     The DCC business segment’s NBT in the fourth quarter of 2007 was $12.3 million, up 9% compared with $11.2 million in the fourth quarter of 2006. Business segment NBT was positively impacted by better operating performance. Business segment NBT as a percentage of operating revenue was 8.7% in the fourth quarter of 2007, up 40 basis points compared with 8.3% in the year-earlier period.
Corporate Financial Information
Central Support Services
     Central Support Services (CSS) are overhead costs incurred to support all business segments and product lines. Substantially all CSS costs are allocated to the various business segments. In the fourth quarter of 2007, CSS costs were $51.3 million, up from $48.9 million in the year-earlier period. CSS costs for the fourth quarter of 2007 include the impact of previously announced executive severance. Full-year 2007 CSS costs were $190.5 million, down from $191.0 million in 2006.
Income Taxes
     The Company’s effective income tax rate for the fourth quarter of 2007 was 35.6% of pre-tax earnings compared to 35.3% in the year-earlier period. The current period income tax rate reflects a benefit of $3.3 million (3.0% of pre-tax earnings) primarily for the impact of income tax rate changes in Canada. The prior period income tax rate reflects the recognition of tax benefits as a result of audit closures, utilization of foreign net operating losses and adjustments to estimated non-deductible items.
Capital Expenditures
     In Ryder’s business, capital expenditures are generally used to purchase revenue-earning equipment (trucks, tractors, and trailers) primarily to support the full service lease product line and secondarily to support the commercial rental product line within Ryder’s Fleet Management Solutions business segment. The level of capital required to support the full service lease product line varies directly with customer contract signings for replacement vehicles and growth. These contracts are long-term agreements that result in predictable revenues and cash flows to Ryder typically over a three- to ten-year term. The commercial rental product line utilizes capital for the purchase of vehicles to replenish and expand the Company’s fleet available for shorter-term use by contractual or occasional customers.

     Capital expenditures were $1.20 billion for the full-year 2007, compared with $1.76 billion in 2006. Net capital expenditures (including proceeds from the sale of assets) were $671 million, down from $1.43 billion in 2006. The decrease in capital expenditures reflects lower lease vehicle spending for replacement and expansion of customer fleets. In addition, approximately $75 million was paid in the fourth quarter of 2007 in connection with the previously announced acquisition of Pollock NationaLease.
Cash Flow and Leverage
     Operating cash flow for the full-year 2007 was $1.10 billion, up 29% from $854 million in 2006. Total cash generated (including proceeds from used vehicle sales) for the full-year 2007, was $1.69 billion, up 35% from $1.25 billion in 2006. Free cash flow in 2007 was positive $374.5 million compared with negative $440.4 million in 2006, primarily due to improved operating cash flow, proceeds from a sale-leaseback transaction, and lower capital spending. Free cash flow excludes cash paid for acquisitions.
     Balance sheet debt as of December 31, 2007 decreased by $40.8 million compared with year-end 2006, due primarily to improved free cash flow, offset by stock repurchases. The leverage ratio for balance sheet debt as of December 31, 2007 was 147%, compared with 164% at year-end 2006. Total obligations to equity as of December 31, 2007 were 157%, down from 168% at year-end 2006. The Company’s long-term target range for total obligations to equity is 250% to 300%, which largely reflects the liquidity of the Company’s vehicle portfolio and the substantial revenue component that is supported by long-term customer contracts related to those assets. In December 2007, the Company announced a $300 million share repurchase program to help move the Company’s leverage position toward the long-term target range. To date, there have been no repurchases made under this program.
2008 Forecast
     Ryder forecasts full-year 2008 earnings to be in the range of $4.50 to $4.65 per diluted share. This represents an EPS increase of 7% to 10% over Ryder’s comparable full-year 2007 EPS of $4.21. The Company also is establishing a first quarter 2008 EPS forecast of $0.84 to $0.87. Total revenue for the full-year 2008 is forecast to be $6.18 billion, down 6% from $6.57 billion in 2007. The anticipated decline in total revenue is due to net reporting of revenue

(previously reported as gross) related to a certain SCS customer transportation services arrangement, in which Ryder’s role in the purchase of subcontracted transportation was modified effective January 1, 2008. Under the terms of the new arrangement, Ryder will act as an agent rather than principal in the purchase of subcontracted transportation services. This change does not affect operating revenue or earnings. For comparison purposes, the amount by which this reporting method would have reduced total revenue in full-year 2007 was $640 million. Excluding this item, total revenue would have been forecast to increase by 4% in 2008.
     “We are forecasting Ryder’s 2008 operating revenue to grow by 3% to 6%,” said Mr. Swienton. “In Fleet Management Solutions, revenue growth is expected to be driven by roughly 5% growth in core contractual leasing and maintenance revenue, with commercial rental revenue that should range from being flat to up by 2%. Supply Chain total revenue is forecast to decrease by 22% to 24%, based on the aforementioned net revenue reporting change, while operating revenue should increase by 5% to 10%. Dedicated Contract Carriage total revenue and operating revenue are expected to increase by 3% to 5%. Based on the progress of our contract-related business in all segments, we enter 2008 reasonably well positioned to deliver on our profitable growth objectives. Even in an anticipated soft overall economic and transportation environment, we expect to continue to deliver solid contractual revenue growth in all of our business segments as well as increased EPS growth for the company.”
     The Company anticipates 2008 capital expenditures to be $1.44 billion; net capital expenditures (including proceeds from sale of assets) are expected to be $1.10 billion. Cash from operations is forecast to be $1.22 billion with total cash generated of $1.61 billion and free cash flow of $205 million in 2008.
About Ryder
     Ryder provides leading-edge transportation, logistics, and supply chain management solutions worldwide. Ryder’s stock (NYSE: R) is a component of the Dow Jones Transportation Average and the Standard & Poor’s 500 Index. Ryder ranks 362nd on the Fortune 500 and 1,458th on the Forbes Global 2000. For more information on Ryder System, Inc., visit www.ryder.com.
# # #
Note Regarding Forward-Looking Statements: Certain statements and information included in this presentation are “forward-looking statements” under the Federal Private Securities Litigation Reform Act of 1995. Accordingly,

these forward-looking statements should be evaluated with consideration given to the many risks and uncertainties inherent in our business that could cause actual results and events to differ materially from those in the forward-looking statements. Important factors that could cause such differences include, among others, our ability to obtain adequate profit margins for our services, our inability to maintain current pricing levels due to customer acceptance or competition, customer retention levels, unexpected volume declines, loss of key customers in the Supply Chain Solutions (SCS) business segment, unexpected reserves or write-offs due to the deterioration of the credit worthiness or bankruptcy of customers, changes in financial, tax or regulatory requirements or changes in customers’ business environments that will limit their ability to commit to long-term vehicle leases, changes in economic and market conditions affecting the commercial rental market or the sale of used vehicles, the effect of severe weather events, labor strikes or work stoppages affecting our or our customers’ business operations, adequacy of accounting estimates, reserves and accruals particularly with respect to pension, taxes, insurance and revenue, changes in general economic conditions, sudden or unusual changes in fuel prices, availability of qualified drivers, our ability to manage our cost structure, new accounting pronouncements, rules or interpretations, changes in government regulations including regulations regarding vehicle emissions, our ability to create and benefit from synergies and operational improvements from recent FMS acquisitions, and the risks described in our filings with the Securities and Exchange Commission. The risks included here are not exhaustive. New risks emerge from time to time and it is not possible for management to predict all such risk factors or to assess the impact of such risks on our business. Accordingly, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.
Note Regarding Non-GAAP Financial Measures: This news release includes certain non-GAAP financial measures as defined under SEC rules. Additional information regarding non-GAAP financial measures can be found in our investor presentation for the quarter and in our reports filed with the SEC, which are available in the Investors area of our website at www.ryder.com.
Conference Call and Webcast Information:
Ryder’s earnings conference call and webcast is scheduled for Friday, February 1, 2008, from 11:00 a.m. to 12:00 noon Eastern Time. Speakers will be Chairman and Chief Executive Officer Greg Swienton and Executive Vice President and Chief Financial Officer Robert Sanchez.
Þ	To join the conference call live: Begin 10 minutes prior to the conference by dialing the audio phone number 1-888-398-5319 (outside U.S. dial 1-773-681-5795) using the Passcode: RYDER and Conference Leader: Bob Brunn. Then, access the presentation via the Net Conference website at www.mymeetings.com/nc/join/ using the Conference Number: RG8755118 and Passcode: RYDER.

Þ	To access audio replays of the conference and view a presentation of Ryder’s earnings results: Dial 1-800-331-1949 (outside U.S. dial 1-402-220-0191) and use the Passcode: 2018, then view the presentation by visiting the Investors area of Ryder’s website at http://investors.ryder.com. A podcast of the call will also be available online within 24 hours after the end of the call at http://investors.ryder.com.
04-08

RYDER SYSTEM, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED STATEMENTS OF EARNINGS — UNAUDITED
Periods ended December 31, 2007 and 2006
(In millions, except per share amounts)

	Three Months		Year Ended
	2007	2006	2007	2006
Revenue	$1,666.2	1,594.1	$6,566.0	6,306.6

Operating expense	713.7	661.5	2,776.9	2,735.7
Salaries and employee-related costs	363.1	361.7	1,410.4	1,397.4
Subcontracted transportation	212.6	227.6	950.5	865.5
Depreciation expense	209.7	193.7	816.0	743.3
Gains on vehicle sales, net	(7.4)	(11.9)	(44.1)	(50.8)
Equipment rental	25.4	23.9	93.3	90.1
Interest expense	39.7	37.7	160.1	140.6
Miscellaneous income, net	(2.1)	(5.5)	(15.9)	(11.7)
Restructuring and other (recoveries) charges, net	(0.3)	3.6	13.3	3.6

	1,554.4	1,492.3	6,160.5	5,913.7

Earnings before income taxes	111.8	101.8	405.5	393.0
Provision for income taxes	(39.9)	(36.0)	(151.6)	(144.0)

Net earnings	$71.9	65.8	$253.9	249.0

Earnings per common share — Diluted:	$1.24	1.08	$4.24	4.04

Weighted-average shares outstanding — Diluted:	58.1	61.2	59.8	61.6

RYDER SYSTEM, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED BALANCE SHEETS
PRELIMINARY AND SUBJECT TO RECLASSIFICATION
(Dollars in millions)

	(unaudited)
	December 31,	December 31,
	2007	2006
Assets:

Cash and cash equivalents	$116.5	128.6
Other current assets	1,105.6	1,133.2
Revenue earning equipment, net	4,501.4	4,509.3
Operating property and equipment, net	518.7	499.0
Other assets	612.4	558.8

	$6,854.6	6,828.9

Liabilities and shareholders’ equity:

Short-term debt / current portion of long-term debt	$222.7	332.7
Other current liabilities	796.7	934.9
Long-term debt	2,553.4	2,484.2
Other non-current liabilities (including deferred income taxes)	1,394.2	1,356.3
Shareholders’ equity	1,887.6	1,720.8

	$6,854.6	6,828.9

SELECTED KEY RATIOS

	December 31,	December 31,
	2007	2006
Debt to equity	147%	164%
Total obligations to equity (a) *	157%	168%

	Twelve months ended December 31,
	2007	2006
Return on average shareholders’ equity	14.2%	15.5%
Return on average assets	3.7%	3.9%
Return on capital *	7.4%	7.9%

(a)	Total obligations represent debt plus off-balance sheet equipment obligations.

*	Non-GAAP financial measure; see reconciliation to closest GAAP financial measure included within this release.

RYDER SYSTEM, INC. AND SUBSIDIARIES
BUSINESS SEGMENT REVENUE AND EARNINGS — UNAUDITED
Periods ended December 31, 2007 and 2006
(Dollars in millions)

	Three Months			Year Ended
	2007	2006	B(W)	2007	2006	B(W)
Revenue:
Fleet Management Solutions:
Full service lease	$503.9	472.4	7%	$1,965.3	1,848.3	6%
Contract maintenance	41.6	37.9	10%	159.6	141.9	12%

Contractual revenue	545.5	510.3	7%	2,124.9	1,990.2	7%
Contract-related maintenance	48.5	48.7	(1%)	198.8	193.1	3%
Commercial rental	152.0	163.4	(7%)	583.3	665.7	(12%)
Other	18.8	18.9	(1%)	72.4	72.1	—
Fuel	320.6	264.1	21%	1,183.2	1,174.9	1%

Total Fleet Management Solutions	1,085.4	1,005.4	8%	4,162.6	4,096.0	2%
Supply Chain Solutions	545.8	543.1	1%	2,250.3	2,028.5	11%
Dedicated Contract Carriage	144.3	140.2	3%	567.6	568.8	—
Eliminations	(109.3)	(94.6)	(16%)	(414.5)	(386.7)	(7%)

Total revenue	$1,666.2	1,594.1	5%	$6,566.0	6,306.6	4%

Operating Revenue: *
Fleet Management Solutions	$764.8	741.3	3%	$2,979.4	2,921.1	2%
Supply Chain Solutions	337.2	320.1	5%	1,314.5	1,182.9	11%
Dedicated Contract Carriage	140.3	135.6	3%	552.9	548.9	1%
Eliminations	(52.7)	(51.0)	(3%)	(210.2)	(198.7)	(6%)

Total operating revenue	$1,189.6	1,146.0	4%	$4,636.6	4,454.2	4%

Business segment earnings:
Earnings before income taxes:
Fleet Management Solutions	$102.3	94.5	8%	$373.7	368.1	2%
Supply Chain Solutions	18.9	17.0	11%	63.2	62.1	2%
Dedicated Contract Carriage	12.3	11.2	9%	47.4	42.6	11%
Eliminations	(8.1)	(9.0)	12%	(31.2)	(33.7)	7%

	125.4	113.7	10%	453.1	439.1	3%
Unallocated Central Support Services	(14.0)	(11.1)	(26%)	(44.4)	(39.5)	(13%)

Earnings before restructuring and other items and income taxes	111.4	102.6	9%	408.7	399.6	2%
Restructuring and other recoveries/(charges), net and other items	0.4	(0.8)	NM	(3.2)	(6.6)	NM

Earnings before income taxes	111.8	101.8	10%	405.5	393.0	3%
Provision for income taxes	(39.9)	(36.0)	(11%)	(151.6)	(144.0)	(5%)

Net earnings	$71.9	65.8	9%	$253.9	249.0	2%

*	Non-GAAP financial measure

Note: Amounts may not recalculate due to rounding.

RYDER SYSTEM, INC. AND SUBSIDIARIES
BUSINESS SEGMENT INFORMATION — UNAUDITED
Periods ended December 31, 2007 and 2006
(Dollars in Millions)

	Three Months			Year Ended
	2007	2006	B(W)	2007	2006	B(W)
Fleet Management Solutions

Total revenue	$1,085.4	1,005.4	8%	$4,162.6	4,096.0	2%
Fuel revenue	(320.6)	(264.1)	21%	(1,183.2)	(1,174.9)	1%

Operating revenue *	$764.8	741.3	3%	$2,979.4	2,921.1	2%

Segment earnings before income taxes	$102.3	94.5	8%	$373.7	368.1	2%

Earnings before income taxes as % of total revenue	9.4%	9.4%		9.0%	9.0%

Earnings before income taxes as % of operating revenue *	13.4%	12.8%		12.5%	12.6%

Supply Chain Solutions

Total revenue	$545.8	543.1	1%	$2,250.3	2,028.5	11%
Subcontracted transportation	(208.6)	(223.0)	(6%)	(935.8)	(845.6)	11%

Operating revenue *	$337.2	320.1	5%	$1,314.5	1,182.9	11%

Segment earnings before income taxes	$18.9	17.0	11%	$63.2	62.1	2%

Earnings before income taxes as % of total revenue	3.5%	3.1%		2.8%	3.1%

Earnings before income taxes as % of operating revenue *	5.6%	5.3%		4.8%	5.3%

Memo: Fuel costs	$35.6	24.9	(43%)	$124.5	104.2	(19%)

Dedicated Contract Carriage

Total revenue	$144.3	140.2	3%	$567.6	568.8	—
Subcontracted transportation	(4.0)	(4.6)	(14%)	(14.7)	(19.9)	(26%)

Operating revenue *	$140.3	135.6	3%	$552.9	548.9	1%

Segment earnings before income taxes	$12.3	11.2	9%	$47.4	42.6	11%

Earnings before income taxes as % of total revenue	8.5%	8.0%		8.4%	7.5%

Earnings before income taxes as % of operating revenue *	8.7%	8.3%		8.6%	7.8%

Memo: Fuel costs	$29.3	24.3	(21%)	$107.1	104.6	(2%)

*	Non-GAAP financial measure

Note:	Amounts may not recalculate due to rounding.

RYDER SYSTEM, INC. AND SUBSIDIARIES
NON-GAAP FINANCIAL MEASURE RECONCILIATIONS — PRELIMINARY AND UNAUDITED
(In millions)

	Three Months		Year Ended
OPERATING REVENUE RECONCILIATION	2007	2006	2007	2006
Total revenue	$1,666.2	1,594.1	$6,566.0	6,306.6
Fuel services and subcontracted transportation revenue	(533.2)	(491.7)	(2,133.7)	(2,040.4)
Fuel eliminations	56.6	43.6	204.3	188.0

Operating revenue *	$1,189.6	1,146.0	$4,636.6	4,454.2

	Year ended December 31,
CASH FLOW RECONCILIATION	2007	2006
Net cash provided by operating activities	$1,102.9	853.6
Proceeds from sales (primarily revenue earning equipment)	373.6	332.7
Proceeds from sale and leaseback of assets	150.3	—
Collections on direct finance leases	63.4	66.3
Other, net	1.6	2.1

Total cash generated *	1,691.8	1,254.7
Capital expenditures	(1,317.2)	(1,695.1)

Free cash flow *	$374.6	(440.4)

	December 31,		December 31,
DEBT TO EQUITY RECONCILIATION	2007	% to Equity	2006	% to Equity
On-balance sheet debt	$2,776.1	147%	$2,816.9	164%
Off-balance sheet debt — PV of minimum lease payments and guaranteed residual values under operating leases for vehicles (a)	178.0		78.0

Total obligations *	$2,954.1	157%	$2,894.9	168%

	Year ended December 31,
RETURN ON CAPITAL RECONCILIATION	2007	2006
Net earnings (12-month rolling period)	$253.9	249.0
+ Restructuring and other items	1.5	—
+ Income taxes	151.6	144.0

Adjusted earnings before income taxes	407.0	393.0
+ Adjusted interest expense (b)	169.1	146.6
- Adjusted income taxes (c)	(220.0)	(207.2)

= Adjusted net earnings for ROC (numerator)	$356.1	332.4

Average total debt	$2,847.7	2,480.3
+ Average off-balance sheet debt	150.1	98.8
+ Average adjusted total shareholders’ equity (d)	1,791.7	1,605.2

= Adjusted average total capital (denominator)	$4,789.5	4,184.3

Adjusted ROC *	7.4%	7.9%

Notes:

(a)	Discounted at the incremental borrowing rate at lease inception.

(b)	Interest expense includes implied interest on off-balance sheet vehicle obligations.

(c)	Income taxes were calculated using the effective income tax rate for the period exclusive of benefits from tax law changes recognized in 2006 and the fourth quarter of 2007.

(d)	Represents shareholders’ equity adjusted for tax benefits in those periods.

*	Non-GAAP financial measure

RYDER SYSTEM, INC. AND SUBSIDIARIES
NON-GAAP FINANCIAL MEASURE RECONCILIATIONS — PRELIMINARY AND UNAUDITED
(In millions, except per share amounts)

	Three Months		Year Ended
NET EARNINGS RECONCILIATION	2007	2006	2007	2006
Net earnings	$71.9	65.8	$253.9	249.0
Restructuring (recoveries)/charges	(0.3)	—	7.5	—
Tax law changes	(3.3)	—	(3.3)	(6.8)
Gain on sale of property	(0.0)	—	(6.2)	—
2006 pension accounting charge	—	—	—	3.7

Comparable net earnings *	$68.3	65.8	$251.9	245.9

	Three Months		Year Ended
EPS RECONCILIATION	2007	2006	2007	2006
Net earnings	$1.24	1.08	$4.24	4.04
Restructuring charges	—	—	0.13	—
Tax law changes	(0.06)	—	(0.06)	(0.11)
Gain on sale of property	—	—	(0.10)	—
2006 pension accounting charge	—	—	—	0.06

Comparable net earnings *	$1.18	1.08	$4.21	3.99

	Consolidated
	Condensed
	Statements of
	Earnings	Three Months		Year Ended
RESTRUCTURING AND OTHER ITEMS RECONCILIATION	Line Item	2007	2006	2007	2006
Severance and employee-related (costs)/recoveries	Restructuring	$0.6	$(1.3)	$(10.4)	$(1.1)
Facilities and related (costs)/recoveries	Restructuring	(0.3)	(0.1)	(1.3)	(0.2)
Contract termination and transition costs	Restructuring	—	(0.2)	(0.3)	(0.2)
Early retirement of debt	Restructuring	—	(2.1)	(1.3)	(2.1)

Restructuring and other recoveries/(charges), net		0.3	(3.7)	(13.3)	(3.6)

Gain on sale of property	Misc. Income	0.1	—	10.1	—
2006 pension accounting charge	Salaries	—	—	—	(5.9)
2006 pension remeasurement benefit	Salaries	—	4.7	—	4.7
2006 postretirement plan charge	Salaries	—	(1.8)	—	(1.8)

Restructuring and other recoveries/(charges), net and other items		$0.4	$(0.8)	$(3.2)	$(6.6)

*	Non-GAAP financial measure

Earnings per share amounts are calculated independently for each component and may not be additive due to rounding.